TRUSTCO	Exhibit 99(a)
Bank Corp NY	News Release
5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer
(518) 381-3607

FOR IMMEDIATE RELEASE:

TrustCo Declares Cash Dividend

Glenville, New York – February 16, 2010

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced that its Board of Directors declared a regular quarterly cash dividend of $0.0625 per share, payable April 1, 2010, to shareholders of record at the close of business on March 5, 2010.  TrustCo has paid a cash dividend every year since 1904.

Chairman, President and Chief Executive Officer Robert J. McCormick noted, “We are pleased to provide our shareholders with a cash return on their investment, continuing a tradition that extends back over 100 years.  Our solid execution of a sound, conservative business plan has enabled TrustCo to continue to report profitability levels that are in the upper tier of the banking industry, and produced a balance sheet that provides our customers with an extremely strong financial partner.  We recently reported our financial results for 2009, showing solid earnings and continued progress in growing loans and deposits, as well as further expansion of our net interest income.  We think the trends we saw during 2009 bode well for 2010.”

TrustCo was recently named as one of America’s top banks by Bank Director Magazine.   In its 1st Quarter 2010 edition the magazine names the top 150 performers in the banking industry.  TrustCo ranked 30th for the 2009 calendar year based on an objective analysis of profitability, capital strength and asset quality.  Mr. McCormick noted, “We are again pleased that this independent analysis of TrustCo’s financial performance and condition affirms that our business model has effectively met the many challenges of the economic downturn.”

TrustCo Bank Corp NY is a $3.7 billion bank holding company and through its subsidiary, Trustco Bank, operates 132 offices in New York, Florida, Massachusetts, New Jersey and Vermont.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in national and local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events. Additional discussion of risks can be found in the Company’s annual reports, Form 10-K and Form 10-Q filings.